EXHIBIT 12

                        PHH Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                                  (In millions)



                                                                  Six Months
                                                                 Ended June 30,
                                                       ---------------------------------
                                                            1998                1997
                                                       --------------      -------------
Income (loss) before income taxes                      $       188.0       $      (105.9)
Plus: Fixed charges                                            173.4               125.8
                                                       -------------       -------------

Earnings available to cover
   fixed charges                                               361.4                19.9
                                                       -------------       -------------

Fixed charges (1):
   Interest including amortization
   of deferred financing costs                                 169.5               122.2
   Interest portion of rental payment                            3.9                 3.6
                                                       -------------       -------------

Total fixed charges                                    $       173.4       $       125.8
                                                       =============       =============


Ratio of earnings to fixed charges (2)                         2.08x               0.16x
                                                       =============       =============





(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's fleet leasing, mortgage service and relocation service activities.

(2) For the six months ended June 30, 1998, income before income taxes includes non-recurring merger-related costs and other unusual charges of $7.8 million. Excluding such charges, the ratio of earnings to fixed charges is 2.14x. For the six months ended June 30, 1997, loss before income taxes includes non-recurring merger-related costs and other unusual charges associated with the HFS Merger of $223.1 million ($174.3 million after-tax). Excluding such charges, the ratio of earnings to fixed charges is 1.93x.